Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Administrative Committee of SUPERVALU INC., and SUPERVALU INC.:

We consent to incorporation by reference in the Registration Statement (No. 333-100913) on Form S-8 of SUPERVALU INC., of our report dated August 28, 2007, relating to the statements of net assets available for benefits of the SUPERVALU Pre-Tax Savings and Profit Sharing Plan as of February 28, 2007 and 2006, and the related statement of changes in net assets available for benefits for the fiscal year ended February 28, 2007 which report appears in the annual report on Form 11-K of the SUPERVALU Pre-Tax Savings and Profit Sharing Plan for the fiscal year ended February 28, 2007.

/s/ KPMG LLP

Minneapolis, Minnesota

August 27, 2007